                                                                 EXHIBIT 20

                        SOGEN VARIABLE FUNDS, INC.

                      CALCULATION OF PERFORMANCE DATA

                  IN STATEMENT OF ADDITIONAL INFORMATION

                         TOTAL RATE OF RETURN FOR

         THE PERIOD FEBRUARY 3, 1997 (COMMENCEMENT OF OPERATIONS)

                         THROUGH DECEMBER 31, 1997

                                    SOGEN OVERSEAS
                                     VARIABLE FUND
                                  -------------------
         Initial Investment = P   $1,000
         Ending Redeemable Value
         @ 12/31/97 = ERV         $  977
         Calculations:
         T = the nth root of
          (ERV/P) - 1             T = the 1st root of
                                  = ( 977/1000) - 1
                                  = 0.977 - 1
                                  = (.0230)
                                  = (2.30%)